Will feature producer testimonials and educational materials
USPB Introduces Videos on Company’s Web Page

Visitors to USPB’s web page at www.uspremiumbeef.com can now access videos of USPB producers talking about their involvement in marketing cattle through USPB. Cooper and Katie Hurst, Woodville, MS, are the first producers to do a video interview for USPB. Their comments can be seen by going to USPB’s web page and selecting the New! USPB Videos link.

Our videos are stored on USPB’s YouTube channel which is the most efficient method of putting videos on the internet. Users can also go directly to YouTube and search for U.S. Premium Beef videos

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Darnall Ranch Wins BIF Award

The Beef Improvement Federation (BIF) recognized USPB producer Darnall Ranch, located near Harrisburg, NE, as its Commercial Producer of the Year at the BIF’s convention in Oklahoma City, OK.

Darnall Ranch Inc., managed by Gary and Lane Darnall, is a family owned cowcalf operation, feedlot and farm located in the Panhandle of Nebraska. The 124yearold family ranch now includes 7thgeneration family members helping with 1,700 commercial Angus cows and the 22,500 head Certified Angus Beef® brand partner feedlot. The majority of the cows are bred to 3/4 Angus X 1/4 Simmental sires with the top performing cows and first calf heifers bred to AI sires that best meet the needs of the ranch. Bulls are developed using expected progeny differences, genomics and the GrowSafe system. Estrous synchronization has enabled Darnall Ranch to calve 75% of their cows in the first 30 days of calving.

Between 300 and 400 replacement heifers are produced annually with the remainder of the calves finished at Darnall’s feedlot. Individual animal records are kept on the cows, calves at the ranch and feedlot along with carcass performance. Darnall cattle typically grade in excess of 90% Choice.♦

Check out www.uspremiumbeef.com for match history

Class A and Class B
Units Trade

Trades for USPB Class A units with delivery rights available in delivery year 2013 and Class B units were completed last month. See the table below for a summary of recent and year-to-date trades.

A complete listing of “matches” for all classes of USPB units can be viewed at www.uspremiumbeef. com and selecting Current USPB Unit Offers on the front page. Matches do not constitute a completed transaction until the conditions for closing have been met.♦

USPB Non-Conditional Unit Trade Report

DR = Delivery Rights; DY = Delivery Year	FY 2013 Trades	Most Recent Trades
# Class A Units (DR available DY 2013)	1,097	100
Average Price Per Unit	$174.01	$180.00
# Class A Units (DR available DY 2014)	9,991	9,971
Average Price Per Unit	$150.00	$150.00
# Class B Units	10,745	410
Average Price Per Unit	$172.86	$177.68

FY 2013 Annual Meeting To
Be Held on March 28, 2014

U.S. Premium Beef’s fiscal year 2013 annual meeting will be held in Kansas City, MO, at the Kansas City  Airport Hilton on March 28, 2014. A reception will be held on the evening of March 27 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.♦

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2013, which ends August 31, USPB would like to help you get them leased to other producers. Please call our office at 866877 2525 to put your excess delivery rights on our lease list.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Introduces Videos.	continued from page 1	They just have to be black or red hided and managed appropriately during the last 120 days.”

to locate videos that have been posted on the channel.

“We believe this is an excellent venue for us to discuss USPB with those interested in participating in our company—either through leasing or owning delivery rights to market cattle through the company, or to understand the benefits of owning Class B units as an investor in USPB,” explains Tracy Thomas, vice president of Marketing. “In time, we anticipate having a number of videos on the site that will tell our story in a very efficient manner and in more detail than we can do in conventional advertising.”

Brian Bertelsen, USPB’s vice president of Field Operations, adds that videos will be an efficient format to provide educational information to producers interested in learning more about producing beef for National Beef’s branded programs. “We’ll be able to better explain what it takes to hit the grid targets USPB has set for our producers to maximize performance and grid premiums,” he notes.

“Our plan will be to send email notices to our producers for whom we have email addresses whenever we post a video,” Thomas says. “At this point we are in the beginning stages of learning how videos can help us promote our company, so how often and how many videos we put up will be determined as we learn the value of this tool.”♦

Naturewell® Reminder

U.S. Premium Beef continues to have opportunities for our producers to deliver cattle for the Naturewell® Natural Beef brand. “There is a window here to add value to the beef you produce with Naturewell that doesn’t always exist,” Brian Bertelsen, USPB’s vice president of Field Operations, points out. “If you are looking for a way to replace the age and source verified premium, you might want to consider participating in the Naturewell program.”

“This is the most flexible program,” he adds. “Cattle do not have to be source verified or natural at the ranch/prefeedyard.

For more information on production requirements and how you can qualify to produce for the Naturewell brand, go to the USPB Natural and NHTC Programs and USPB Grids links on our web page or call USPB at 866-877-2525.♦

		BENCHMARK PERFORMANCE DATA TABLE
		Base Grid Cattle Harvested in KS Plants 06/09/13 to 07/06/13
		(Numbers in Percent)	Base Grid
			All	Top 25%
		Yield	64.93	65.60
		Prime	3.01	4.55
		CH & PR	75.57	87.61
		CAB	29.26	40.24
		BCP	16.21	18.05
		Ungraded	0.62	0.19
		Hard Bone	0.23	0.11
		YG1	9.35	5.58
		YG2	33.97	31.04
		YG3	42.63	47.74
		YG4	12.84	14.52
		YG5	1.20	1.10
		Light Weight	0.28	0.08
		Heavy Weight	1.21	1.03
		Average Grid Premiums/Discounts ($/Head)
		Quality Grade	$44.86	$68.61
		Yield Benefit	$37.05	$54.21
		Yield Grade	$4.37	$5.61
		Out Weight	$1.99	$1.51
		Natural	$3.60	$5.00
		Total Premium	$79.15	$120.70